Exhibit 10.2

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”), effective as of January 1, 2016, entered into as of the 1st day of April, 2016, is by and between Swisher Hygiene Inc., a Delaware corporation (“Swisher” or the “Company”) and Richard L. Handley, an individual residing in the State of Florida (“Consultant”).

RECITALS

WHEREAS, Consultant has been a member of the Board of Directors of the Company since December 2012 and currently serves as its Chairman; and

WHEREAS, Swisher has requested and Consultant has agreed to provide additional services to or on behalf of the Company as more fully set forth herein; and

NOW, THEREFORE, in consideration of the above recitals and the mutual promises and conditions contained in this Agreement, the parties agree as follows:

1.  INDEPENDENT CONTRACTOR RELATIONSHIP

In accordance with the parties' mutual intentions, this Agreement establishes between Consultant and Swisher an independent contractor relationship.  Consultant will not be an employee or partner of Swisher, but shall have the title of President, Chief Executive Officer and Secretary, and shall have the authority and powers to act on behalf of Swisher commonly associated with such positions. No joint venture or partnership is created or intended hereby, and the parties will not hold themselves out as being in any such arrangement.

2.  TASKS, DUTIES, AND SCOPE OF WORK, REPORTING RESPONSIBILITIES

In addition to his responsibilities as Chairman of the Board of Directors of the Company, commencing April 1, 2016, and for the remainder of the term of this Agreement, Consultant shall act in the capacity of President, Chief Executive Officer and Secretary, functioning as the Company’s Principal Executive Officer and shall dedicate such time as necessary to perform the services commonly associated with those titles and function, as adjusted by the context of the Company, which has recently sold all of its business operations. Consultant’s duties shall include but not be limited to the following services (the “Scope of Work”):

●
Oversee and direct all litigation, investigations and disputes with the goal of resolving all such matters on terms and conditions acceptable to the Company’s Board of Directors and in the best interests of the Company’s shareholders;

●	Oversee and direct all transitional matters relating to the sale of the Company’s business operations;

●	Oversee and direct implementation of the proposals approved by the Company’s shareholders at the Company’s meeting of Shareholders held on October 15, 2015;

●	Assist in transitioning duties and responsibilities from the Company’s former President and CEO, and the Company’s former CFO;

●
Assist with all public company filings (including ’34 Act Forms 10-Q and 10-K, if required, and 8-K; and ’33 Act filings if any) and if appropriate, certify and execute as the Company’s Principal Executive Officer;

●	Assist the Company’s CFO in the preparation and filing of tax returns by Swisher’s outside service providers, including Smith Leonard and BDO;

●	Review and approve press releases;

●	Assist Templeton & Co. in providing monthly income statements, balance sheets, and check run summaries;

●	Assist on all banking matters, including cash management;

●	Assist in reviewing and approving invoices for payment; approving check runs and wire transfers according to Swisher’s Policy for Processing Payments and Establishing Investment Accounts;

●	Schedule and oversee all meetings of the Board of Directors;

●	Oversee all external communications, including those provided by ICR Communications;

●	Implement practices to minimize overhead and outside costs as appropriate; and

●	Implement such other actions approved by the Board of Directors.

This Agreement has an initial term effective as of January 1, 2016 and ending December 31, 2016 (the “Term”) as may be extended by mutual agreement of the parties, subject to termination in accordance with Section 6 hereof.  Consultant shall report directly to the Company’s Board of Directors during the Term.

3.  COMPENSATION AND EXPENSES

For the services to be performed under this Agreement, and in lieu of any Director’s fees that would otherwise be payable to Consultant as Chairman of the Board of Directors, effective January 1, 2016 and during the Term, Consultant shall be paid a fee of $50,000 per calendar quarter.    Consultant shall be paid in arrears, within 15 days following Swisher’s receipt of his quarterly invoice, accompanied by such reasonable documentation as Swisher may request.

Consultant shall maintain receipts and records relating to expenses incurred in performing the Scope of Work.  Swisher will reimburse Consultant for reasonable out-of-pocket expenses which are actually incurred in connection with the performance of the Scope of Work, including, but not limited to, reasonable office expenses (including office supplies, telephone and internet costs, overnight mail services, and travel expenses, if any, including hotel, airfare, meals, transportation and rental car). All such costs and expenses submitted for reimbursement shall be itemized by statement, and each statement will be accompanied by reasonable supporting documentation substantiating each expense, such as bills, receipts or vouchers.  Expenses incurred by Consultant shall be presented on a monthly basis and shall be reimbursed within 15 days of presentment.

4.  TAXES

Consultant recognizes and understands that he will receive a Form 1099 and related tax statements, and will be required to file corporate and/or individual tax returns and to pay taxes in accordance with all provisions of applicable federal and state law.  Consultant will be responsible for providing all social security, unemployment compensation, workers' compensation and similar contributions and insurance coverage for consultant and consultant's employees (if any), and paying all taxes related to the services hereunder (including without limitation federal and state income tax on any moneys earned pursuant hereto), through contributions, withholdings or other payment as applicable. Consultant specifically acknowledges that neither consultant nor any of consultant's employees (if any) are entitled to workers' compensation benefits for the services.

Consultant will indemnify and hold harmless Swisher and its officers, directors, employees, agents, advisors, assigns and other representatives from and against any claims or demands of any governmental agency or authority for income or social security taxes and for employment protection funds (such as unemployment and workers' compensation) contributions related to the Scope of Work as well as for any unemployment or workers' compensation claims by Consultant or Consultant's employees, agents or other representatives (if any) and any penalties or other items related to any of the foregoing. Swisher may require, and Consultant will provide promptly, evidence that Consultant has paid such taxes or contributions as may be required by law or regulation.

5.  AGREEMENT TO WAIVE RIGHTS TO BENEFITS

Consultant hereby waives and foregoes the right to receive any benefits given by Swisher to its regular employees, including, but not limited to, health benefits, vacation and sick leave benefits, and profit sharing plans, such as 401(k) plans

6.  TERMINATION

This Agreement shall terminate on December 31, 2016 unless otherwise extended prior to such date by mutual agreement of the parties.  Notwithstanding the foregoing, (i) the Company’s Board of Directors may at any time during the Term curtail, limit or reduce Consultant’s duties, responsibilities or title without reduction in compensation set forth above; notwithstanding the foregoing, Consultant shall not be directed to perform duties materially different than those set forth in this Agreement, and Consultant shall not be required to relocate from the Fort Lauderdale, Florida in performance of his duties; and (ii) Consultant, upon sixty (60) days’ prior notice, may terminate his services under this Agreement, in which case, Consultant’s fee shall be prorated through his last day of service.

7.  NON-DISCLOSURE OF TRADE SECRETS, CUSTOMER LISTS, PROSPECTS AND OTHER PROPRIETARY INFORMATION

Consultant agrees not to disclose or communicate, in any manner, either during or after Consultant’s agreement with Swisher, proprietary information about Swisher, its operations, clientele, or any other proprietary information, that relates to the business of Swisher.   Consultant acknowledges that the above information is material and confidential.  Consultant understands that any breach of this provision, or that of any other Confidentiality and Non-Disclosure Agreement, is a material breach of this Agreement.

8.  RETURN OF PROPERTY

Upon termination of this Agreement or whenever requested by Swisher, Consultant shall immediately deliver to Swisher all property in his possession, or under his care and control, belonging to Swisher, including but not limited to, proprietary information, computers, equipment, tools, documents, plans, recordings, software, and all related records or accounting ledgers.

9.  LEGAL COMPLIANCE

Consultant is encouraged to treat all Swisher employees, customers, clients, business partners and other affiliates with respect.  Consultant is required to comply with all laws, ethical codes and Swisher’s policies, procedures, rules or regulations, including those forbidding sexual harassment, discrimination, and unfair business practices.

10.  NOTICES

All notices (including other communications required or permitted) under this Agreement must be in writing and must be delivered to the address set forth on the signature page below (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested, (c) by a generally recognized courier or messenger service that provides written acknowledgement of receipt by the addressee, or (d) by a generally accepted means of electronic transmission with a verification of delivery. Any party may furnish, from time to time, other addresses for notices to it.  Consultant agrees to keep Swisher current as to his or her business and mailing addresses, as well as telephone, facsimile, e-mail and pager numbers.

11.  ATTORNEY’S FEES AND COSTS

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements incurred both before and after judgment in addition to any other relief to which such party may be entitled.

12.  INDEMNIFICATION OF CONSULTANT

During the term of this Agreement, Consultant shall be a “Covered Person” as that term is defined in Article Six of the Company’s Bylaws, and Company shall indemnify and hold harmless Consultant to the fullest extent as set forth therein.  In addition, Consultant shall be a named insured under the Company’s Directors and Officers insurance policy and shall be insured to the fullest extent set forth therein.

13.  COUNSEL; INTERPRETATION

In entering this Agreement, the parties represent that they have had the opportunity to consider the terms of this Agreement and consult with attorneys if they chose to do so, and that the terms of this Agreement have been completely read by them, and that those terms are fully understood and voluntarily accepted by them. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.

14.  ENTIRE AGREEMENT

This instrument constitutes and contains the entire Agreement and final understanding between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes all prior negotiations and agreements, proposed or otherwise, whether written or oral, between the parties with respect to the matters contained herein. Any representation, promise or agreement not specifically included in this Agreement will not be binding upon or enforceable against either party.  Notwithstanding the foregoing,

15.  PARTIAL INVALIDITY

If any provision of this Agreement is held by a Court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

16.  GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by, and construed under, the laws of the State of Florida.  Jurisdiction and venue for all purposes shall be in Broward County.

17.  COUNTERPARTS

This Agreement may be executed in anyone or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. A facsimile will be deemed an original.

Signatures appear on following page

IN WITNESS WHEREOF the parties have caused this Agreement to be executed on the date first written above.

SWISHER HYGIENE INC:

By:  /s/ William M. Pruitt
Name:   William M. Pruitt____________________
       On Behalf of the Board of Directors

Address:      350 E. Las Olas Blvd., Suite 1600
                      Fort Lauderdale, FL  33301

CONSULTANT:

/s/ Richard L. Handley
      Richard L. Handley

Address:      401 E. Las Olas Blvd., #130-465
                      Fort Lauderdale, FL  33301